As filed with the Securities and Exchange Commission on October 15, 2024

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTH BOW CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

707 5 Street S.W.

Calgary, Alberta, Canada, T2P 0Y3

(Address, including zip code, of principal executive offices)

South Bow USA Services Inc. 401(k) and Savings Plan

South Bow Corporation Stock Option Plan

(Full title of the Plan)

Lori M. Muratta

Senior Vice-President and General Counsel

South Bow Corporation

700 Louisiana Street, Suite 800

Houston, Texas 77002-2700

(832) 389-8831

(Name, address, and telephone number, including area code, of agent for service)

Copies of Correspondence to:

Richard J. Helmreich

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

(614) 227-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by South Bow Corporation (the “Company” or “registrant”) to register (i) the offer and sale of an aggregate of 50,000 of the Company’s common shares (the “Common Shares”) under the South Bow USA Services Inc. 401(k) and Savings Plan (the “401(k) Plan”) and (ii) the offer and sale of an aggregate of 1,167,167 of the Company’s common shares under the South Bow Corporation Stock Option Plan (the “Option Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents previously filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference:

1.	Registration Statement on Form 40-F filed on October 1, 2024; and

2.

The description of our Common Shares, as contained in the Notice of Meeting and Management Information Circular (the “Information Circular”), dated April 10, 2024 (incorporated by reference to Exhibit 99.1 of the Form 6-K of TC Energy Corporation filed with the Securities and Exchange Commission on April 16, 2024 (Commission File No. 1-31690), as amended, or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (except to the extent information is deemed furnished and not filed pursuant to securities laws and regulations) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered by the prospectus have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance of moneys must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which the individual is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

In accordance with and subject to the CBCA, the Company’s by-laws provide that the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or at the Company’s request on behalf of any such body corporate), and such director or officer’s heirs and legal representatives, to the extent permitted by the CBCA, as set forth above, and without limit to the right of the Company to indemnify any person under the CBCA or otherwise, in connection with any civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer, to the fullest extent permitted by the CBCA. Accordingly, the Company has entered into indemnification agreements with each of its directors and executive officers providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under law. The Company also maintains directors’ and officers’ liability insurance which insures the Company’s directors and officers and our subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this registration statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description

4.1*	Restated Certificate and Articles of Incorporation of South Bow Corporation.

4.2	By-laws of South Bow Corporation (previously filed as Exhibit 99.18 to Form 40-F filed with the Securities and Exchange Commission on October 1, 2024 (Commission File No. 001-42021) and incorporated herein by reference).

4.3*	South Bow USA Services Inc. 401(k) and Savings Plan (Effective as of October 1, 2024).

4.4*	South Bow Corporation Stock Option Plan.

5*	Opinion of Blakes, Cassels & Graydon LLP.

23.1*	Consent of KPMG (TC Energy Corporation).

23.2*	Consent of KPMG (South Bow Corporation).

24*	Power of Attorney (included on signature page).

107*	Filing fee Table.

*	Filed herewith.

Pursuant to Item 8(a)(1) of Form S-8, no opinion of counsel as to the legality of the shares of Common Shares registered with respect to the 401(k) Plan is furnished because no original issuance securities are being registered.

With respect to the 401(k) Plan, in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K and in accordance with Item 8(a)(2) of Form S-8, the registrant hereby undertakes that it will submit or has submitted the 401(k) Plan, and any amendments thereto to the United States Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan under the applicable provisions of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on October 15, 2024.

SOUTH BOW CORPORATION

By:	/s/ Lori M. Muratta
Lori M. Muratta, Senior Vice-President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Lori M. Muratta and Van Dafoe his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and any additional registration statements pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney may be executed in multiple counterpart, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bevin Wirzba	President & Chief Executive Officer	October 15, 2024
Bevin Wirzba	(Principal Executive Officer)

/s/ Van Dafoe	Senior Vice-President & Chief Financial Officer	October 15, 2024
Van Dafoe	(Principal Financial and Accounting Officer)

/s/ Hal Kvisle	Chairman and Director	October 15, 2024
Hal Kvisle

/s/ Chansoo Joung	Director	October 15, 2024
Chansoo Joung

/s/ George Lewis	Director	October 15, 2024
George Lewis

/s/ Leonard Mallett	Director	October 15, 2024
Leonard Mallett

/s/ Bob Phillips	Director	October 15, 2024
Bob Phillips

/s/ Sonya Reed	Director	October 15, 2024
Sonya Reed

/s/ Shannon Ryhorchuk	Director	October 15, 2024
Shannon Ryhorchuk

/s/ Mary Pat Salomone	Director	October 15, 2024
Mary Pat Salomone

/s/ Frances Vallejo	Director	October 15, 2024
Frances Vallejo

/s/ Don Wishart	Director	October 15, 2024
Don Wishart

The South Bow USA Services Inc. 401(k) and Savings Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the South Bow USA Services Inc. 401(k) and Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta on October 15, 2024.

South Bow USA Services Inc. 401(k) and Savings Plan

By:	/s/ Van Dafoe
Name: Van Dafoe
Title: Senior Vice-President & Chief Financial Officer